Exhibit 10.70

Rodney Martin
Chairman and Chief Executive Officer
Voya Financial
230 Park Avenue
New York, NY 10169

Margaret Parent
[HOME ADDRESS]

Dear Maggie,

I am very pleased to extend a contingent offer of employment with Voya Financial. The purpose of this letter is to set forth the provisions of our offer for the position of EVP, Operations, Technology and Innovation. We ask that the provisions set forth remain confidential and, unless otherwise directed, any questions you have regarding these provisions should be discussed with me. This offer is contingent upon the approval of the Compensation and Benefits Committee of Voya Financial, Inc.’s Board of Directors on July 27, 2016.

Please note that conditions (e.g. background, references, licenses) for employment are discussed in the “Contingencies” sections below.

Employer Entity: The official name of your employer is Voya Services Company ("Company"). The employer's main office is located at 5780 Powers Ferry Road NW, Atlanta, GA 30327, Phone: (770) 980-5100.

Start Date/Location: Your start date will be mutually agreed upon, per discussion subject to notice period at previous employer. You will work in the Voya office currently located at 230 Park Avenue, New York, NY 10169.

Base Salary: Your annual base salary will be $575,000, payable semi-monthly on the 15th and last day of each month. If the 15th or last day of the month falls on a day in which banks are closed, you will be paid on the business day before in accordance with the Company’s regular payroll practices. As an exempt employee, you are not eligible for overtime compensation over 40 hours per week. You will be scheduled for a performance review at our common anniversary date of March 2017, and annually thereafter. The Company reserves the right to review and adjust compensation to reflect what is appropriate for each position and consistent with your performance. No minimum wage allowances will be deducted from your pay.

Incentive Compensation Plan: You will be eligible to participate in the Incentive Compensation Plan (ICP) starting on your hire date. Your target bonus incentive is 125% of your year-end base salary and you will be eligible for a full-year bonus for performance year 2016. Based on the achievement of business and individual objectives, your actual bonus may be higher or lower than your target bonus. Bonuses are typically paid in March following the conclusion of the performance year. Please note that ICP awards are not guaranteed. The ICP is a discretionary plan and the Company reserves the right to modify or discontinue the terms of the ICP at any time.

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Long-Term Incentive Plan: You will be eligible to participate in the Long-Term Incentive (LTI) Plan starting on your hire date. Your target LTI award grant value will be 140% of your year-end base salary. Based on the achievement of business and individual objectives, your actual grant value may be higher or lower than your target grant value.  LTI awards are typically granted in March following the conclusion of the performance year in a mix of Restricted Stock Units (RSUs) and Performance Stock Units (PSUs). Please note that LTI awards are not guaranteed.  The LTI Plan is a discretionary plan and the Company reserves the right to modify or discontinue the terms of the LTI Plan at any time.  In addition, all awards are subject to approval by the Compensation and Benefits Committee of Voya Financial’s Board of Directors prior to grant and are conditioned upon your execution of the award agreement.  Additional details regarding LTI awards will be provided once you are granted an award.

Stock Ownership Requirements: The Compensation and Benefits Committee of Voya’s Board of Directors recently established Executive Stock Ownership Guidelines for its Leaders Council members and other select leaders. As a Leaders Council member, you are covered by these Guidelines and will be required to own three times your base salary. The Guideline must be met within five years of the start of your employment. During the phase-in period, you will be required to retain 50% of the net after-tax shares received upon the vesting of all equity awards granted to you after your hire date (Net Share Retention Requirement). Following the initial phase-in period, if you at any time fail to meet the Guidelines (either due to sales or due to a declining share price), the Net Share Retention Requirement will be 100%. Please refer to Voya’s Executive Stock Ownership Guidelines for full details.

One-time Restricted Stock Unit Award: You will receive a one-time Restricted Stock Unit (RSU) award with an initial grant value of $1,400,000 that will vest one-third per year over three years. This award will be granted pursuant to the 2014 Omnibus Employee Incentive Plan, with additional terms and conditions, including a vesting schedule, to be set forth in an award agreement to be entered into between you and the Company. The grant, which is subject to approval by the Compensation and Benefits Committee of Voya’s Board of Directors and conditioned upon your execution of the award agreement, will generally be made within 90 days of your start date subject to Compensation and Benefit Committee approval prior to the grant date.  The number of RSUs granted will be calculated by dividing the grant value by the closing price on the New York Stock Exchange of one share of Company common stock (ticker: VOYA) on the grant date. You will receive more information about this award once your employment has commenced.

Special Restricted Cash Award: You will receive a special restricted cash award totaling $200,000. The award will be payable in two installments: one initial installment of $100,000 payable on or about your first anniversary of hire and the second installment in the amount of $100,000 payable on or about your second anniversary of hire. Payments will be subject to applicable taxes and withholdings. You must be an active employee on each of the respective anniversary dates in order to receive each of the cash awards. If you voluntarily terminate or terminate for cause* within 12 months of the respective dates you will be required to repay the respective award amounts.
     * “Cause” is defined as a violation of any law, insubordination, violation of company policies, unsatisfactory attendance or performance, refusal or failure to comply with a change in job conditions, refusal to cooperate with transition or redeployment activities, or a similar act or reason for dismissal that is reasonably  determined by the Company, in its sole discretion, to constitute cause.

Deferred Compensation Savings Plan: You will be eligible to participate in the Company’s Deferred Compensation Savings Plan (DCSP) effective on your date of hire. If you would like to receive a copy of the plan details and enrollment materials please contact Paula Ward at (770) 933-3639. You must return your enrollment forms to the benefits department within 30 days of your date of hire to participate in the calendar

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year 2016. Deferral elections will begin as soon as administratively possible once you have received an approval confirmation.

Pension Plan: You will be eligible to participate in the Voya Retirement Plan (“Pension Plan”). The Pension Plan is a defined benefit retirement plan that is funded by the Company and does not require employee contributions. Eligible employees, (generally, any part-time or full time employees excluding temporaries) will enter the Pension Plan on their date of hire and will accrue benefits under a cash balance pension formula which credits an amount equal to 4% of your eligible pay to a notional account each month. Interest is credited monthly based on a 30 year U.S. Treasury securities bond rate published by the IRS in the preceding August of each year. You are vested in this benefit after three calendar years of employment in which you work at least 1000 hours per calendar year. For more information regarding this benefit please consult the Retirement Plan Summary Plan Description found on Voya 360°. Once you have received your first pay check you can go on-line at www.yourbenefitsresources.com/voya and view your pension benefits.

401(k) Savings Plan: Under the Voya 401(k) Savings Plan (“Savings Plan”), the Company will match 100% of the first 6% of eligible compensation that you contribute to the Savings Plan, subject to IRS limitations. You may enroll in the Savings Plan as soon as the plan administrator receives your payroll data (usually 1 week of your hire date). If you do not actively enroll or waive enrollment within your first 60 days of employment, you will be automatically enrolled in the Savings Plan with a pre-tax contribution rate equal to 3% of your eligible compensation and your contribution rate will automatically be increased by 1% each March until it reaches 6%. You may change your contribution rate and investment elections at any time. The Company’s matching contributions are made when your contributions are made. The Savings Plan also accepts rollovers from any other qualified plan at any time. You will receive additional information about the Savings Plan, including investment options and enrollment instructions shortly after your date of hire.

Welfare Benefits: The Company offers flexible benefits plans that you can use to build a benefits package that meets your needs (e.g., medical, dental, vision, life insurance, etc.). Basic company-provided benefits become effective immediately on your date of hire. Elective benefits such as medical, dental, vision and other supplemental coverage options, become effective upon your date of hire provided you make your elections within 30 days of your hire date. Detailed benefits information is located on Voya 360° and a personalized worksheet with instructions on how to enroll in benefits will be mailed to you at your home address as soon as you come on board.

Employee Stock Purchase Plan: The Company offers an Employee Stock Purchase Plan (ESPP), which is a tax-qualified plan under which eligible employees can purchase Voya stock at a discount to the market price. You will receive more information about Voya’s ESPP shortly after your hire date.

Paid Time-Off (PTO) Bank: Under current Company policy, you will earn an annual PTO Bank of 224 hours (28 days) plus 5 days per agreement. The PTO Bank shall be used for absences for vacation, personal time, family illness and individual sick days.

Management Development Program: Within 30 days of employment, you will be automatically enrolled in the Management Development Program (MDP) offered through the Company. The MDP is a series of online, virtual and classroom courses covering topics such as coaching, performance management, change management and situational leadership, which will quickly bring you up to speed and set you up for success as a manager. Once enrolled, you can select the date and time for each class that best fits into your schedule. For more information on this great program, please see the section "Manager of Individuals" on the pre-boarding site.

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Changes to Benefit Programs: The benefit programs described on the Company’s pre-boarding site may be changed by the Company, in whole or in part, at any time, with or without notice to you. Your participation in any benefit programs does not ensure your continued employment or the right to any benefits, except as specifically provided in any Company benefit plan.

Worker’s Compensation Insurance Carrier Information: Workers’ Compensation Insurance Carrier: AIG, P.O. Box 1821, Alpharetta, GA 30023-1821 - Telephone: 800-448-9707. For any inquiries regarding Benefits and Pay please contact Voya, 5780 Powers Ferry Road, Atlanta, GA 30327 - HR - (800) 555-1899.

Fingerprinting: Fingerprinting may be required for certain employees in order to comply with government agency rules and regulations. If you are subject to the fingerprinting requirement, further information will be provided to you.

Confidentiality of Information: In the performance of your duties on behalf of the Company, you will have access to, receive and be entrusted with confidential information regarding the Company, its affiliates and their clients. All such confidential information is to be held in strictest confidence and, except in the performance of your duties on behalf of the Company, you shall not directly or indirectly disclose or use any such confidential information. This information shall be and remain the Company’s sole and exclusive property. Upon termination of your employment, or whenever requested by the Company, you shall promptly deliver to the Company any and all confidential information or other Company property in your possession or under your control.

Contingencies:  This offer is contingent upon: (i) verification of your references; (ii) successful completion of a background check; (iii) successful passing of a pre-employment drug screening test; (iv) verification of your eligibility to work in the U.S.; (v) execution of the Mutual Agreement to Arbitrate Claims; and (vi) if applicable, successful completion of the U-4 application.  Federal law requires all new employees to demonstrate their identity and authorization to work in this country by presenting documents listed on the Employment Eligibility Verification Form I-9.  The Mutual Agreement to Arbitrate Claims is an agreement between you and the Company to resolve disputes through arbitration.

Employment at Will: This letter is not intended to create an employment contract, and the terms and conditions of your employment may be changed at the Company’s discretion. Employment with the Company is on an at-will basis. This means that you are not employed for any set period of time, and you or the Company may terminate your employment at any time, for any reason.

Day One Onboarding
Time: 9:00 a.m.
Location: 230 Park Avenue, New York NY

Parking/Entry: Parking is not available. Please enter through the front entrance of the building. Please be sure to bring an official ID (license/passport/student ID, etc.) in order to obtain your employee ID badge.

Getting Started: The enclosed materials include information that will assist with your onboarding. Please review the Welcome to Voya document for information about the documents and types of identification you must bring on your first day to complete your I-9. The Day One Coordinator will be there shortly after you arrive to assist you with the orientation process, which includes all new hire paperwork.

**** Please note that your I-9 form can be completed by an authorized representative prior to your start date. The I-9 form must be completed with an authorized representative and received on or

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within 72 hours after your start date with Voya. Please send the I-9 form along with your signed offer letter to the Windsor office upon completion.

These forms need to be completed and mailed to the attention of:

Voya Financial
One Orange Way
Windsor, CT 06095
HR Talent Acquisition

In addition to your Day One Onboarding, you will be required to attend Orange Beginnings, additional orientation sessions designed to bring you up to speed on company businesses, benefits, tools and training requirements. These sessions will be held the Wednesday following your hire date. Attendance for these sessions is required, and will be documented. Detailed information regarding these orientation sessions will be provided to you via Outlook Calendar.

We are pleased to present the contingent offer above. Please indicate your acceptance with the terms of this letter by signing below and returning one signed copy to me within three (3) days via email (Rodney.Martin@voya.com). Please contact me directly if you have any questions at (212) 309 - 5992.  We look forward to having you as part of the Voya Team.

Sincerely,

Rodney Martin
Chairman and Chief Executive Officer

Cc: Kevin Silva, Chief Human Resources Officer

Enclosures

Acknowledgement of pay information
I acknowledge that the section “Base Salary” has notified me of my pay rate, overtime rate (if eligible), allowances, and designated pay day on the date given below.

I acknowledge this pay information has been given to me in English because it is my primary language.

If my primary language is Chinese, Haitian-Creole, Korean, Polish, Russian, Spanish or other, I will notify HR so that this pay information may be provided in my primary language.

Agreed to and accepted by:

/s/ Margaret Parent 7/18/2016
Signature                    Date

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